EXHIBIT 99.2

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Six Months Ended December 31, 2006 and 2005
(in thousands, except per share amounts)

	Three Months Ended December		Six Months Ended December
	2006	2005	2006	2005
Net Income / Earnings Per Share
Net income	$22,792	$26,164	$31,244	$43,294
Add: restructuring and impairment charge (credit), net of related tax effect	(198)	-	8,561	2,612

Net income (excluding restructuring and impairment charge (credit))	$22,594	$26,164	$39,805	$45,906

Earnings per basic share	$0.72	$0.79	$0.98	$1.29

Earnings per basic share (excluding restructuring and impairment charge (credit))	$0.71	$0.79	$1.25	$1.37

Basic weighted average shares outstanding	31,737	33,078	31,776	33,499
Earnings per diluted share	$0.70	$0.77	$0.96	$1.26

Earnings per diluted share (excluding restructuring and impairment charge (credit))	$0.70	$0.77	$1.22	$1.34

Diluted weighted average shares outstanding	32,503	33,845	32,567	34,236
Consolidated Operating Income / Operating Margin
Operating income	$36,529	$44,288	$50,759	$72,482
Add: restructuring and impairment charge (credit)	(314)	-	13,622	4,241

Operating income (excluding restructuring and impairment charge (credit))	$36,215	$44,288	$64,381	$76,723

Net sales	$257,419	$276,003	$500,242	$527,317

Operating margin	14.2%	16.0%	10.1%	13.7%

Operating margin (excluding restructuring and impairment charge (credit))	14.1%	16.0%	12.9%	14.5%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$30,137	$33,494	$41,561	$63,309
Add: restructuring and impairment charge (credit)	(314)	-	13,622	4,241

Wholesale operating income (excluding restructuring and impairment charge (credit))	$29,823	$33,494	$55,183	$67,550

Wholesale net sales	$165,661	$187,535	$321,302	$365,961

Wholesale operating margin	18.2%	17.9%	12.9%	17.3%

Wholesale operating margin (excluding restructuring and impairment charge (credit))	18.0%	17.9%	17.2%	18.5%

EBITDA
Net income	$22,792	$26,164	$31,244	$43,294
Add: interest expense (income), net	869	1,505	1,718	1,560
Add: income tax expense	13,397	16,311	18,469	26,989
Add: depreciation and amortization	5,819	5,535	11,423	10,855

EBITDA	$42,877	$49,515	$62,854	$82,698

Net sales	$257,419	$276,003	$500,242	$527,317

EBITDA as % of net sales	16.7%	17.9%	12.6%	15.7%

EBITDA	$42,877	$49,515	$62,854	$82,698
Add: restructuring and impairment charge (credit)	(314)	-	13,622	4,241

EBITDA (excluding restructuring and impairment charge (credit))	$42,563	$49,515	$76,476	$86,939

Net sales	$257,419	$276,003	$500,242	$527,317

EBITDA as % of net sales (excluding restructuring and impairment charge (credit))	16.5%	17.9%	15.3%	16.5%